Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Qumu Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-215549, 333-206270, 333-197520, 333-161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, and 333-187616) on Form S-8 and 333-215551 and 333-213070 on Form S-3 of Qumu Corporation and subsidiaries of our report dated March 23, 2018, with respect to the consolidated balance sheets of Qumu Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of Qumu Corporation.
/s/ KPMG LLP

Minneapolis, Minnesota
March 23, 2018